April 1, 2011

Cornucopia, Ltd.
Butterfield Square, Leeward Highway
Providenciales, Turks and Caicos Islands, BVI

Re:          Binding Letter of Intent Re: Proposed Financing

Dear Mr. Sullivan:

This binding letter of intent (the “LOI”) sets forth the understanding of the mutual intentions of the below parties regarding the proposed transaction between: (i) Tactical Air Defense Services, Inc., a Nevada corporation (“TADF”) and (ii) Cornucopia, Ltd., a Turks and Caicos International Business Corporation (“Cornucopia”) (TADF and Cornucopia may be referred to hereinafter individually as a “Party” and collectively as the “Parties”). Each Party understands and acknowledges that this is a binding Letter of Intent and this Letter of Intent does create a binding contract, which will be subject to more definitive agreements (the “Definitive Agreements” as defined herein).

1.           Financing Architecture.    Cornucopia shall provide up to One Million Dollars (US$1,000,000) in cash financing as follows:

a.           Initial Financing Terms.  Cornucopia shall provide an initial financing of Four Hundred Thousand Dollars (US$400,000 and the “Initial Financing”) through the sale and issuance by TADF of shares of preferred stock (the “Preferred Stock”) to be designated. The Initial Financing and number of shares of Preferred Stock: (i) shall be convertible into 533,333,200 shares of TADF’s restricted common stock, par value $0.001 (the “Common Stock”); (ii) shall maintain a number of votes equal to the number of shares of Common Stock the Preferred Stock is convertible into; (iii) shall provide for a 12% annual coupon payment; (iv) shall be collateralized by certain TADF assets to be agreed upon by the Parties in the Definitive Agreements; (v) shall provide for a right of participation in the TADF operating profits to be agreed upon by the Parties in the Definitive Agreements; and (vi) shall include (A) a warrant to purchase up to 533,333,200 shares of Common Stock at a strike price of $0.00075 for a one year warrant period and (B) a warrant to purchase up to 800,000,000 shares of Common Stock at a strike price of the lesser of (I) $0.0025 or (II) a fifty percent (50%) discount to the average closing price of the Common Stock for the thirty (30) trading days prior to exercise of the warrant for a one year warrant period; provided, however, in the event TADF requests any funding under a Subsequent Financing (as defined below) pursuant to the terms outlined below, and Cornucopia refuses to provide such Subsequent Financing funding, the warrants described in this Section 1(a)(vi)(B), and all rights thereunder, shall be automatically cancelled, rescinded and terminated.

b.           Subsequent Financing Terms.  Cornucopia shall provide a subsequent financing amount of Six Hundred Thousand Dollars (US$600,000 and the “Subsequent Financing”), as required by and requested by TADF, subject to Cornucopia approval which shall not be unreasonably withheld, through the sale and issuance by TADF of additional shares of Preferred Stock. The Subsequent Financing and shares of Preferred Stock: (i) shall be convertible into shares of Common Stock at a conversion price equal to a fifty percent (50%) discount to the average closing price of TADF Common Stock for the thirty (30) day period prior to each Subsequent Financing; (ii) shall maintain a number of votes equal to the number of shares of Common Stock the Subsequent Financing Preferred Stock is convertible into; (iii) shall provide for a 12% annual coupon payment; (iv) shall be collateralized by certain TADF assets to be agreed upon by the Parties in the Definitive Agreements; and (v) shall provide for a right of participation in the TADF operating profits to be agreed upon by the Parties in the Definitive Agreements. (The above Initial Financing and Subsequent Financing may be referred to hereinafter as the “Transaction”).

2.           Initial Financing Closing.  The Parties shall use their commercially best efforts to close the Initial Financing within five (5) business days of execution by both Parties of this LOI, although such closing may take place following 5 business days from execution of this LOI upon written agreement by both Parties. The closing of any Subsequent Financing shall be at the request of TADF.

3.           Definitive Agreements.    Following further negotiations, the Parties shall commence preparation of definitive legal agreements that will affect the Transaction and other commitments contemplated herein (the “Definitive Agreements”). The Definitive Agreements will contain the general provisions outlined herein in addition to the usual and customary representations and warranties, covenants, conditions, and indemnifications for transaction of this kind.

4.           Transaction Document Expenses.  Each Party shall be solely responsible for all fees and expenses of the Parties agents, advisors, attorneys and accountants with respect to the negotiation of this LOI, the negotiation and drafting of the Definitive Agreements and, if Definitive Agreements are executed, the closing of the Transaction.

5.           Confidentiality, Non-Disclosure and Subsequent Public Announcement.    The Parties agree to not release any public information regarding or in connection with this LOI prior to the execution of this LOI in order to protect each Party’s confidential and proprietary information related to each company and the Transaction. Following the execution of the LOI, TADF shall release a Form 8-K with the SEC and related press release regarding the LOI and Transaction providing and disclosing the terms of this LOI.

6.           Acknowledgments and Assent.  The Parties acknowledge that they were advised to consult with an independent attorney prior to signing this LOI and that they have in fact consulted with counsel of their own choosing prior to executing this LOI. The Parties agree that they have read this LOI and understand the content herein, and freely and voluntarily assent to all of the terms herein.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this LOI acknowledging your agreement to the terms outlined above.

Dated: April 1, 2011

Agreed and accepted by:

Tactical Air Defense Services, Inc. /s/ Alexis Korybut _________________________________ By: Alexis Korybut Its: Chief Executive Officer	Cornucopia, Ltd. /s/ Sean Sullivan _________________________________ By: Sean Sullivan Its: Director